Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203799, No. 333-224384 and No. 333-224385) and Form S-8 (No. 333-195268, No. 333-203874, and No. 333-217669) of Farmland Partners Inc. of our report dated March 2, 2018 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

March 14, 2019

Denver, CO